Exhibit 4.2

THIS WARRANT AND THE UNITS ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE UNITS

Issuer: Sunlight Financial LLC (“Company”)

Number of Units: 7,000

Class of Units: Class A-3 Units

Exercise Price Per Unit: $691.90

Issue Date: February 27, 2021

Expiration Date: February 27, 2031

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, TECH CAPITAL LLC or its permitted assignees (including Technology Credit Union) (“Holder”) is entitled to purchase the number of fully paid and nonassessable Class A-3 Units of membership interest in Company (the “Units”) at the Exercise Price Per Unit set forth above, as the same may be from time to time adjusted pursuant to Article 2 hereof and subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1
EXERCISE; CONVERSION

1.1            Method of Exercise. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise, in substantially the form attached as Appendix 1, to Company in accordance with Section 4.7. Unless this Warrant is automatically converting as set forth in Section 1.2, Holder shall also deliver to Company a check for the aggregate Exercise Price for Units being purchased.

1.2            Automatic Conversion. Upon the occurrence of the Transaction (as defined herein), this Warrant shall automatically, and without any further action by Company or Holder, convert into a warrant (the “Converted Warrant”) to acquire a number of Company’s Class EX Units and corresponding shares of the Class C Common Stock of Spartan Acquisition Corp. II (“Specified Company”) equal to (a) (i) the number of Units issuable pursuant to this Warrant, multiplied by (ii) the fair market value of each Unit as of the closing of the Transaction, divided by (b) the fair market value of Company’s Class EX Units and Specified Company’s Class C Common Stock as of the closing of the Transaction. Such rights shall be exercisable, subject to the terms of this Warrant otherwise applicable thereto by the delivery of a Notice of Exercise, in substantially the form attached as Appendix 1, to Company in accordance with Section 4.7. The Exercise Price for the Converted Warrant shall be equal to (a) the number of Units issuable pursuant to this Warrant, multiplied by (b) the Exercise Price Per Unit described above, divided by (c) the number of Class EX Units and corresponding shares of the Class C Common Stock of the Specified Company calculated pursuant to this Section 1.2.

1.3            Fair Market Value. If the Units are traded in a public market, the fair market value of the Units shall be the closing price of the Units reported for the applicable business day in the State of New York (“Business Day”) immediately before Holder delivers its Notice of Exercise to Company. If the Units are not traded in a public market, the Board of Directors (or comparable body) of Company (the “Board”) shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board in writing that Holder disagrees with such determination, then Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is more than ten percent (10%) greater than that determined by the Board, then all fees and expenses of such investment banking firm shall be paid by Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4            Delivery of Joinder and New Warrant. Upon any exercise or conversion of this Warrant that results in Holder continuing to own this Warrant, the Converted Warrant and/or any equity interests of Company (each, a “Qualifying Warrant Event”), Holder shall automatically be bound by all of the terms and conditions of Company’s Fourth Amended and Restated Limited Liability Company Agreement, dated as of May 25, 2018, or any successor thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Operating Agreement”), with respect to the Units acquired and, if not already a member of Company, shall be admitted as a member upon the delivery to Company of a duly executed counterpart signature page or joinder to the Operating Agreement, pursuant to which Holder agrees to be bound by the terms and conditions of the Operating Agreement, together with all other and additional documents and agreements reasonably requested by Company. In addition, upon any Qualifying Warrant Event, Holder shall promptly deliver to Company (a) a duly executed waiver unconditionally and irrevocably waiving all anti-dilution or other similar rights under the Operating Agreement in connection with the issuance of Units from time to time upon such exercise or conversion of this Warrant, and (b) a duly executed and enforceable proxy pursuant to which Holder agrees for the benefit of Company to vote from time to time all Units in a manner consistent with the votes cast, on a pro rata basis, by all of the other members of Company holding Class A-3 Units, so as to not influence or effect the votes otherwise cast, and Holder agrees to timely deliver to Company (i) any and all waivers of preemptive or other similar rights which the other holders of Class A-3 Units deliver or supply from time to time in connection with the issuance of Class A-3 Units on an arm’s length basis to third parties (“Approved Units”), and (ii) any and all waivers of anti-dilution or other similar rights which the other holders of Class A-3 Units deliver or supply from time to time in connection with the issuance of any securities of Company on an arm’s length basis to third parties. Holder hereby irrevocably appoints the Board and any officers of Company or other individuals appointed by the Board as its true and lawful attorney-in-fact, with full power of substitution, to make, execute and sign, on its behalf, any and all waivers of preemptive, anti-dilution and other similar rights referred to in the preceding sentence. Promptly after the exercise or conversion of this Warrant, if this Warrant has not been fully exercised or converted and has not expired, Company shall deliver to Holder a new Warrant representing Units and other equity interests not so acquired (including pursuant to Section 1.2 above). As of the Issue Date, the Units are uncertificated, but in the event the Units become certificated at some time in the future, promptly after Holder exercises or converts this Warrant, Company shall deliver to Holder certificates for Units acquired.

1.5            Replacement of Warrants. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Company or, in the case of mutilation, on surrender and cancellation of this Warrant, Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6            Sale, Merger or Consolidation of Company. For the purpose of this Warrant, (a) “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after such transaction, (b) “Specified Transaction” means the business combination more particularly described in that certain Form 8-K filed by Specified Company with the U.S. Securities and Exchange Commission (the “SEC”) on or around January 25, 2021 (the “Transaction Filing”) and (c) “Transaction” means the Specified Transaction and any Acquisition. Except as expressly provided in Section 2.1, upon the closing of any Transaction, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for Units issuable upon exercise of the unexercised portion of this Warrant as if such Units were outstanding on the record date for such Transaction and any subsequent closing, and the Exercise Price shall be adjusted accordingly; provided that if pursuant to such Transaction the entire outstanding class of Units issuable upon exercise of the unexercised portion of this Warrant are cancelled and the total consideration payable to the holders of such class of Units consists entirely of cash, then, upon payment to the holder of this Warrant of an amount equal to the amount such holder would receive if such holder held Units issuable upon exercise of the unexercised portion of this Warrant and such Units were outstanding on the record date for the Transaction less the aggregate Exercise Price of such Units, this Warrant shall be cancelled.

1.7            Automatic Cashless Exercise Upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Unit (or other security issuable upon any exercise or conversion hereof) as determined in accordance with Section 1.3 is greater than the Exercise Price in effect on the Expiration Date, then this Warrant shall automatically be deemed on and as of the Expiration Date to be converted pursuant to Section 1.2 as to all Units (or such other securities) for which it shall not previously have been exercised or converted, and, if the Units (or such other securities) are certificated, Company shall, within a reasonable time, deliver a certificate representing the Units (or such other securities) issued upon such conversion to Holder; provided, however, that Company shall have no obligation to deliver any such certificate or to recognize Holder as the owner of such Units unless Holder shall, within one hundred eighty (180) days thereafter or within thirty (30) days after demand therefor by Company, whichever is earlier, have executed and delivered to Company such other and additional documents (other than notice of exercise) as are otherwise required hereunder in connection with or as a condition to exercise of this Warrant, and in the event that Holder fails to do so this Warrant will be deemed to have terminated without exercise due to a failure of a condition subsequent to exercise.

ARTICLE 2
ADJUSTMENTS

2.1            Dividends, Splits, Etc. If Company declares or pays a dividend or distribution on the Units payable in units or other securities or property, subdivides the outstanding units into a greater amount of units, or subdivides the Units in a transaction that increases the amount of units into which such Units are convertible, then upon exercise of this Warrant, for each Unit acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned Units on the record date the dividend or subdivision occurred since the original issue date of this Warrant; provided, however, that this Section 2.1 shall not apply to any Class A Preferred PIK Distribution (as defined in the Operating Agreement) and Holder shall have no right to receive any Class A Preferred PIK Distribution made prior to any exercise or conversion of this Warrant.

2.2            Reclassification, Recapitalization, Exchange or Substitution. Except in the case of a Transaction to which Section 1.6 is applicable, upon any reclassification, recapitalization, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon any exercise or conversion of this Warrant, Holder shall be entitled to receive, upon such exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Units if this Warrant had been exercised immediately before such reclassification, recapitalization, exchange, substitution, or other event. Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, recapitalizations, exchanges, substitutions or other events.

2.3            Adjustments for Combinations, Etc. If the outstanding Units are combined or consolidated, by reclassification or otherwise, into a lesser number of units, the Exercise Price shall be proportionately increased and the number of Units as to which this Warrant is exercisable shall be proportionately decreased.

2.4            Adjustments for Diluting Issuances. In the event of the issuance by Company, after the Issue Date, of any Units at a price per unit less than the then Exercise Price, then the Exercise Price shall automatically be adjusted to such lower price; provided, however, that this Section 2.4 shall not apply to the issuance by Company of any Class A Units in connection with a Class A Preferred PIK Distribution or any other Excluded Units (as defined in the Operating Agreement) or any Approved Units.

2.5            Adjustment for Pay-to-Play Transactions. In the event that the Operating Agreement provides, or is amended to so provide, for the amendment or modification of the rights, preferences or privileges of the Units, or the reclassification, conversion or exchange of the outstanding Units, in the event that a holder of units thereof fails to participate in an equity financing transaction (a “Pay-to-Play Provision”), and in the event that such Pay-to-Play Provision becomes operative in a transaction occurring after the Issue Date, this Warrant shall automatically and without any action required become exercisable for that number and type of units of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the Units issuable hereunder had this Warrant been exercised in full prior to such event, and had Holder participated in the equity financing to the maximum extent permitted.

2.6            No Impairment. Company shall not, by amendment of its Certificate of Formation or the Operating Agreement, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment. If Company takes any action affecting Units as described above that adversely affects Holder’s rights under this Warrant, the Exercise Price shall be adjusted downward and the number of Units issuable upon exercise of this Warrant shall be adjusted upward in such a manner that such action is offset and the aggregate Exercise Price of this Warrant is unchanged.

2.7            Fractional Units. No fractional Units shall be issuable upon any exercise or conversion of this Warrant and the number of Units to be issued shall be rounded down to the nearest whole Unit. If a fractional unit interest arises upon any exercise or conversion of this Warrant, Company shall eliminate such fractional unit interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Unit.

2.8            Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY

3.1            Representations and Warranties. Company hereby represents and warrants to Holder as follows: (a) the initial Exercise Price referenced on the first page of this Warrant is not greater than the fair market value of the Units as of the Issue Date; (b) all Units which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon any conversion of the Units, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws; and (c) Company’s capitalization table attached to this Warrant as Appendix 2 is true and complete in all material respects as of the Issue Date.

3.2            Valid Issuance. Company shall take all steps necessary to insure that all Units which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon any conversion of the Units, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.3            Notice of Certain Events. If Company proposes at any time: (a) to declare any dividend or distribution upon the Units, whether in cash, property, stock, or other securities and whether or not a regular cash dividend (other than any Class A Preferred PIK Distributions or any Tax Distributions, each as defined in the Operating Agreement); (b) to offer for subscription pro rata to the holders of any class or series of its units any additional units of any class or series or other rights; (c) to effect any reclassification or recapitalization of the units; (d) to consummate any Transaction or merge or consolidate with or into any other entity, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of Company’s securities for cash, then, in connection with each such event, Company shall give Holder (i) in the case of the matters referred to in (a) and (b) above at least twenty (20) days’ prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the unitholders will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (ii) in the case of the matters referred to in (c) and (d) above at least twenty (20) days’ prior written notice of the date when the same will take place (and specifying the date on which the unitholders will be entitled to exchange their units for securities or other property deliverable upon the occurrence of such event); and (iii) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.4            Information. So long as Holder holds this Warrant and/or any of the Units, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Units as to which this Warrant is then exercisable and (b) within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year, Company’s quarterly, unaudited financial statements and within one hundred eighty (180) days after the end of each fiscal year, Company’s annual, audited financial statements; provided, however, that Company shall not be obligated to deliver to Holder such financial statements to the extent such financial statements are filed with the SEC and publicly available.

ARTICLE 4
MISCELLANEOUS

4.1            Legends. As of the Issue Date, the Units (and the securities issuable, directly or indirectly, upon any conversion of Units, if any) are uncertificated, but in the event the Units (or the securities issuable, directly or indirectly, upon any conversion of Units, if any) become certificated at some time in the future, then each certificate representing the Units (or the securities issuable, directly or indirectly, upon conversion of Units, if any) shall be imprinted with a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.2            Compliance with Securities Laws on Transfer. This Warrant and the Units issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon any conversion of Units, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to Company, as reasonably requested by Company), and compliance with the terms of the Operating Agreement or other organizational documents governing or pursuant to which the Units (and the securities issuable, directly or indirectly, upon any conversion of Units, if any) are issued, including any restriction on transfer of the Units or such securities.

4.3            Transfer Procedure. Subject to compliance with the provisions of Section 4.2 and upon providing Company with written notice, Holder may transfer all or part of this Warrant or the Units issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon any conversion of Units, if any) to any transferee (including Technology Credit Union), provided, however, that in connection with any such transfer, Holder will give Company notice of the portion of this Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to Company for reissuance to the transferee(s) (and Holder if applicable). Notwithstanding the foregoing, unless Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, Holder may not, without Company’s prior written consent, transfer this Warrant or any portion hereof to any person or entity who directly competes with Company, except in connection with (a) an Acquisition of Company by such a direct competitor or (b) a merger, acquisition, sale or reorganization involving Holder, or the sale/disposition of all or a portion of Holder’s assets or its portfolio.

4.4            Notices. All notices and other communications from Company to Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first- class registered or certified mail, postage prepaid, or by overnight courier, at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or such Holder from time to time.

4.5            Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable and documented attorneys’ fees.

4.6            Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.7            Notices. All notices and other communications hereunder from Company to Holder, or vice versa, shall be deemed delivered and effective (a) when given personally, (b) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient or (c) on the first Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in any case at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or Holder from time to time in accordance with the provisions of this Section 4.7. All notices to Holder shall be addressed as follows until Company receives notice of a change of address in connection with a transfer or otherwise:

Tech Capital LLC

2010 North First Street, Suite 200
San Jose, CA 95131

Attn: Richard Hanz

Email: rhanz@techcu.com

All notices to Company shall be addressed as follows until Holder receives notice of a change in address:

Sunlight Financial LLC

234 W 39th St., 7th Floor

New York, NY 10018

Attn: General Counsel

Email: notices@sunlightfinancial.com

4.8            Holder Investment Representations. Holder makes the representations to Company set forth in Appendix 3 hereof in connection with the issuance of this Warrant and the Units (or the securities issuable, directly or indirectly, upon any conversion of Units, if any).

[signature page follows]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its authorized officer, all as of the day and year first above written.

Company:

SUNLIGHT FINANCIAL LLC

By:	/s/ Barry Edinburg
Name:	Barry Edinburg
Title:	CFO

APPENDIX 1

Notice of Exercise

1.            The undersigned hereby elects to purchase Class A-3 Units of Sunlight Financial LLC pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such Class A-3 Units in full.

2.            If the Class A-3 Units are certificated, please issue a certificate or certificates representing said Class A-3 Units in the name of the undersigned or in such other name as is specified below:

Name:
Address:

3.            The undersigned represents it is acquiring the Class A-3 Units solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)

APPENDIX 2

Capitalization Table

See attached.

APPENDIX 3

Investment Representations

(a)            Holder is aware of Company’s business affairs and financial condition, and has acquired sufficient information about Company to reach an informed and knowledgeable decision to acquire the Warrant and the Units issuable upon any exercise or conversion thereof (collectively with the securities issuable, directly or indirectly, upon any conversion of Units, if any, the “Securities”). Holder is purchasing the Securities for its own account for investment purposes only, not as a nominee or agent, and not with a view towards, or for resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”). Holder has such knowledge and experience in financial business matters and is capable of evaluating the merits and risks of the purchase of the Securities and of protecting its interests in connection therewith.

(b)            Holder understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.

(c)            Holder further understands that the Securities must be held indefinitely, and the undersigned must therefore bear the economic risk therewith, unless the Securities are subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, Holder understands that any certificates evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required.

(d)            Holder is familiar with the provisions of Rule 144, promulgated pursuant to the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions.

(e)            The Securities may be resold in certain limited circumstances subject to the provision of Rule 144, which requires, among other things, the existence of a public market for the Securities, the availability of certain current public information about Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sales being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of securities being sold during any three-month period not exceeding specified limitations. Holder further understands that in the event that all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with a registration exemption will be required.

(f)            Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.